EXHIBIT 99.1

Photo Release -- Tech Data Appoints Joseph H. Quaglia to President, The Americas

Company Veteran to Lead United States, Canada and Latin America Businesses

CLEARWATER, Fla., Nov. 22, 2013 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD) announced that it has appointed Joseph H. ("Joe") Quaglia to President, the Americas, effective today. In this role, Quaglia will lead the company's extensive sales, marketing, logistics and purchasing operations throughout the United States, Canada and Latin America, as well as a wide range of associated strategic initiatives throughout these geographies.

A photo accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=22379

Quaglia has most recently served as Tech Data's senior vice president, U.S. Marketing since November 2007, leading the operations and strategic direction of the company's Product Marketing, Advanced Infrastructure Solutions (AIS) and TDAgency divisions. In February 2012, Quaglia was appointed to the additional role of president, TDMobility, the company's mobility offering.

"Joe has a proven track record of success in both sales and marketing leadership roles at Tech Data," said Bob Dutkowsky, chief executive officer of Tech Data. "He has actively led several of our major strategic initiatives in the U.S. over the past five years, including the successful launch of our award-winning StreamOne platform, TDCloud business unit, and TDMobility offering. Most importantly, Joe has a true passion for winning and is committed to Tech Data's culture and the success of our people. I am confident that he will continue to strengthen Tech Data's position as a trusted partner for our vendors and solution providers in the Americas."

Quaglia joined Tech Data in 2006 as Vice President, East and Government Sales. He is a 25-year IT industry veteran, including 10 years with CA Technologies. He has also held senior management positions with StorageNetworks Inc. and network software provider Atabok. Quaglia holds a B.S. in Computer Science from Indiana State University and an M.B.A. from Butler University.

"In this period of rapid change in the IT ecosystem, our team at Tech Data remains laser-focused on execution and driving results," said Quaglia. "We have never been more committed to growing our solution providers' businesses, driving go-to-market strategies for our vendor partners, and providing the best customer experience in the industry. I am honored and excited to lead Tech Data's business in the Americas, and I look to make a quick, seamless and effective transition into this new role."

About Tech Data

Tech Data Corporation is one of the world's largest wholesale distributors of technology products, services and solutions. Its advanced logistics capabilities and value added services enable 120,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. To learn more, visit www.techdata.com, or follow us on Facebook and Twitter.

The photo is also available via AP PhotoExpress.

CONTACT: MEDIA CONTACT
         Amanda Lee
         Public Relations Manager
         (727) 538-5803
         amanda.lee@techdata.com